Exhibit 99.1

Contact: Ryan George Public Relations 210.308.1268 rgeorge@usfunds.com
For Immediate Release
U.S. Global Investors reports 88 percent increase
in earnings per share for 2Q2011
Company reports more than $3 billion in assets under management
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SAN ANTONIO—February 2, 2011—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported that revenue increased 34 percent and earnings per share increased 88 percent on a quarter-over-quarter basis for the quarter ended December 31, 2010. Year-over-year revenue increased 32 percent and earnings per share increased 50 percent for the quarter.
In the second quarter of fiscal 2011, U.S. Global recorded net income of $2.3 million, or 15 cents per diluted share, on revenue of $11.9 million.
This compares to net income of $1.3 million, or 8 cents per diluted share, on revenue of $8.9 million in the first quarter of fiscal year 2011. The company earned $1.5 million, or 10 cents per diluted share, on revenue of $9.0 million for the same quarter a year earlier.
Assets under management for SEC-registered funds and other clients stood at $3.04 billion as of December 31, 2010. Total assets under management during the latest quarter averaged $2.85 billion. Average assets under management have increased 50 percent from the lows experienced during the third quarter of fiscal year 2009.
Each of the company’s new institutional class of funds experienced positive quarter-over-quarter fund flows during the quarter. These funds were launched in March of 2010.
“The midterm elections removed some uncertainty and negative sentiment from the marketplace and based on money flows, it appears that investors are beginning to return to equity markets,” says Frank Holmes.

2Q11 earnings, Page 2
Feb 2, 2011
According to data from the Investment Company Institute, the velocity of industry fund flows increased to over $5 billion in December, and equity funds have seen that figure roughly double to more than $10 billion so far in 2011.
“Globally, the resource sector has undergone significant consolidation activity over the past 18 months, particularly in the key producing regions of Australia and North America and our funds have benefited,” says Holmes.
The Global Resources Fund (PSPFX), the company’s largest fund, was Lipper’s top-performing global natural resources fund for total return in 2010. In 2009, the World Precious Minerals Fund (UNWPX) was Lipper’s top-performing gold fund for total return, the second time in four years for that achievement. In addition, both funds received 2007 and 2008 Lipper Fund Awards as the best overall fund in their respective categories.
Overall, four of U.S. Global’s emerging market and resource-oriented funds ranked among the top 45 funds (top 1 percent) for total return among the entire mutual fund universe for the past decade.
In addition, the Eastern European Fund (EUROX), the company’s third-largest fund, was named one of five top European Mutual Funds to own by Zacks Research. Zacks Research ranks funds by evaluating the quality of the stocks in its underlying portfolio, as well as the firm’s expectations of the fund’s performance relative to its peers. Zacks also recently named the Global Resources Fund as a top five Energy Mutual Fund.
“We expect commodity prices to remain both volatile and at historically strong levels over the next 12-18 months,” says Holmes. “This is because emerging market infrastructure growth should continue to drive healthy demand and new supply sources of many commodities continue to be constrained.”
“For those investors with longer-term investment horizons and higher risk tolerance, we believe emerging markets and resource equities still offer attractive relative value and growth opportunities to consider, and this should continue to attract mainstream institutional investors,” says Holmes.
The company has scheduled a webcast for 7:00 a.m. Central time on Thursday, February 3, 2011, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and Chief Investment Officer, will be accompanied on the webcast by Susan McGee, President and General Counsel, and Catherine Rademacher, Chief Financial Officer. Click here to register.

2Q11 earnings, Page 3
Feb 2, 2011
Selected financial data (unaudited):

	Three months ended
	12/31/2010	12/31/2009
Revenues	$11,910,738	$9,028,605
Expenses	8,270,445	6,719,552

Income before taxes	3,640,293	2,309,053
Tax expense	1,310,007	801,001

Net income	$2,330,286	$1,508,052

Earnings per share (basic)	$0.15	$0.10
Earnings per share (diluted)	$0.15	$0.10

Avg. common shares outstanding (basic)	15,372,554	15,336,967
Avg. common shares outstanding (diluted)	15,372,554	15,340,847

Avg. assets under management (billions)	$2.85	$2.66
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.85 billion in assets under management in the quarter ended December 31, 2010, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.

2Q11 earnings, Page 4
Feb 2, 2011
The Global Resources Fund (PSPFX) ranked #1 out of 131, #17 out of 54, and #1 out of 32 global natural resources funds by Lipper for total return for the 1-, 5- and 10-year periods as of December 31, 2010. The World Precious Minerals Fund was ranked #24 of 83, #26 of 52 and #6 of 32 precious metals funds for total return by Lipper for the 1-, 5- and 10-year periods ended December 31, 2010. The World Precious Minerals Fund was ranked #1 of 71, #34 of 51 and #18 of 29 for total return among gold-oriented funds by Lipper for the 1-, 5- and 10-year periods ended December 31, 2009. The Gold and Precious Metals Fund (USERX) ranked #193 out of 21,767, #39 out of 14,636, and #13 out of 8,647 among all mutual funds by Lipper for total return for the 1-, 5- and 10-year periods ended December 31, 2010. The World Precious Minerals Fund (UNWPX) ranked #72 out of 21,767, #48 out of 14,636, and #7 out of 8,647 among all mutual funds by Lipper for total return for the 1-, 5- and 10-year periods ended December 31, 2010. The Eastern European Fund (EUROX) ranked #4,584 out of 21,767, #8,116 out of 14,636, and #40 out of 8,647 among all mutual funds by Lipper for total return for the 1-, 5- and 10-year periods ended December 31, 2010. The Global Resources Fund (PSPFX) ranked #142 out of 21,767, #622 out of 14,636, and #45 out of 8,647 among all mutual funds by Lipper for total return for the 1-, 5- and 10-year periods ended December 31, 2010. Lipper Fund Awards are presented annually for consistent return over 3-, 5- and 10-year periods. Consistent return incorporates risk-adjusted return and the strength of the fund’s performance trend. Past performance does not guarantee future results.
Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.
By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio.
Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.
The Eastern European Fund invests more than 25% of its investments in companies principally engaged in the oil & gas or banking industries. The risk of concentrating investments in this group of industries will make the fund more susceptible to risk in these industries than funds which do not concentrate their investments in an industry and may make the fund’s performance more volatile.
Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries.

2Q11 earnings, Page 5
Feb 2, 2011
As of 12/31/10, the Eastern European Fund earned a Zacks Rank of 1 for the 1-year, 3-year, 5-year and 10-year periods, out of 29 European Mutual Funds. As of 12/31/10, the Global Resources Fund earned a Zacks Rank of 1 for the 1-year, 3-year, 5-year and 10-year periods, out of 38 Energy Mutual Funds. Zacks assigns Zacks Mutual Fund Ranks [TM] on a scale from 1 to 5 where 1 is the best and 5 is the worst. Zacks Mutual Fund Ranks are based on an exclusive process created by the Zacks Quantitative Research Department, evaluating the average Zacks Rank for the stocks owned by a fund. Sales charges, loads and redemption fees are not considered when determining the Zacks Mutual Fund Rank. Past Performance is not a guarantee of future results.
Although Lipper makes reasonable efforts to ensure the accuracy and reliability of the data contained herein, the accuracy is not guaranteed by Lipper. Users acknowledge that they have not relied upon any warranty, condition, guarantee, or representation made by Lipper. Any use of the data for analyzing, managing, or trading financial instruments is at the user’s own risk. This is not an offer to buy or sell securities.
All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.